Exhibit 99.1
Contacts:	Tran Nguyen / CFO Somaxon Pharmaceuticals, Inc. (858) 876-6500 Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
SOMAXON REPORTS FINANCIAL RESULTS FOR FULL YEAR
AND FOURTH QUARTER ENDED DECEMBER 31, 2010
Conference call scheduled today at 4:30 p.m. ET (1:30 p.m. PT);
Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA —March 3, 2011 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company, today announced financial results for the full year and fourth quarter ended December 31, 2010.
“During 2010, we achieved our key corporate objectives that allowed us to successfully transition from a development stage organization to a commercial specialty pharmaceutical company, including the FDA approval of Silenor®, the commercial launch of Silenor alongside our primary care co-promotion partner, Procter & Gamble, and strengthening our balance sheet,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “In 2011, we intend to build upon our progress as we anticipate growing Silenor revenue, leveraging our commercial infrastructure to broaden our business, extending the Silenor franchise and effectively managing our financial and other corporate resources, with the goal of building a sustainable specialty pharmaceutical business dedicated to delivering long-term shareholder value.”
Recent Highlights
•	On February 22, 2011, Somaxon announced that it had received from the U.S. Patent and Trademark Office a Notice of Allowance for claims in U.S. patent application no. 11/781,165, which significantly strengthened the Silenor intellectual property portfolio. This patent application generally relates to dosing Silenor at least three hours after a meal to promote faster onset of action and reduce the potential for next-day residual sedation. Because this food effect is described in the Silenor prescribing information, Somaxon will list the patent in the Orange Book once it is issued.

•	On February 8, 2011, Somaxon announced that based upon positive commercial trends in the fourth quarter of 2010, it had engaged its contract sales force partner Publicis Touchpoint Solutions, Inc. to recruit and deploy for Somaxon an additional 35 sales representatives that will exclusively promote Silenor. Somaxon expects the majority of these additional sales representatives to be deployed in the field by the end of the first quarter of 2011.

•	Somaxon has come to agreement with CVS/Caremark PCS Health, Blue Shield of California and Prime Therapeutics for unrestricted Tier 3 formulary placement of Silenor, and with the U.S. Department of Defense/TRICARE for Tier 2 formulary placement of Silenor. The CVS/Caremark entities and Prime Therapeutics are pharmacy benefit managers that manage commercial healthcare plans covering approximately 50 million lives and 2 million lives, respectively, Blue Shield of California covers approximately 3 million lives and TRICARE covers approximately 10 million lives. Silenor is currently reimbursed on other commercial plans representing approximately an additional 145 million lives, with final formulary positioning subject to final negotiation with such plans.

•	On February 8, 2011, Somaxon announced that it had obtained from Comerica Bank a two-year, revolving line of credit for up to $15 million for working capital needs and general corporate purposes. To date no amount of the revolving line of credit has been drawn down.

•	On February 3, 2011, Somaxon announced that it strengthened its senior management team through the hiring of Robert Cutler as Vice President of Business Development, responsible for driving Somaxon’s corporate growth strategy.
Full Year and Fourth Quarter of 2010 Financial Results
For the full year of 2010, Somaxon recorded shipments of Silenor to its wholesale distributors totaling $6.0 million, of which $1.4 million was recognized as net product sales. For the fourth quarter of 2010, shipments of Silenor to wholesale distributors totaled $0.4 million and Somaxon recognized net product sales of $1.3 million. In accordance with U.S. generally accepted accounting principles, Somaxon defers revenue recognition of the amounts of Silenor shipments to wholesale distributors that are not yet estimated to be dispensed through patient prescriptions. As of December 31, 2010, deferred revenue totaled $3.5 million and is reported net of $0.8 million of associated discounts and allowances on Somaxon’s balance sheet.
Cost of sales was $0.2 million for both the full year and the fourth quarter of 2010, which represented the costs of product dispensed through prescriptions. Gross profit was $1.1 million for both the full year and the fourth quarter of 2010. Expressed as a percentage of net product sales, gross margin was 82.3% and 82.1% for the full year and the fourth quarter of 2010, respectively.
Total operating expenses for the full year of 2010 were $40.1 million, including $6.7 million of non-cash, share-based compensation expense, compared with $14.2 million, including $6.2 million of non-cash, share-based compensation expense, for the full year of 2009. Total operating expenses for the fourth quarter of 2010 were $17.3 million, including $1.4 million of non-cash, share-based compensation expense, compared with $1.9 million, including $0.6 million of non-cash, share-based compensation expense, for the fourth quarter of 2009. These increases in total operating expenses are primarily due to an increase in selling, general and administrative (SG&A) expenses relating to commercialization activities for Silenor.
SG&A expense was $36.6 million and $16.7 million for the full year and the fourth quarter of 2010, respectively, compared to $10.9 million and $1.1 million for the full year and the fourth quarter of 2009, respectively. These increases reflected the costs associated with the commercial launch of Silenor and an increase in salary and personnel-related expenses due to an increase in overall headcount.
Research and development expense was $3.6 million and $0.6 million for the full year and the fourth quarter of 2010, respectively, compared to $4.3 million and $0.8 million for the full year and the fourth quarter of 2009, respectively.
For the full year of 2010, net loss was $38.8 million, or $1.16 per share, compared with $14.4 million, or $0.69 per share, for the full year of 2009. For the fourth quarter of 2010, net loss was $16.0 million, or $0.42 per share, compared with $1.9 million, or $0.08 per share, for the fourth quarter of 2009.
At December 31, 2010, Somaxon had cash, cash equivalents and short-term investments totaling $54.8 million, compared to $5.2 million at December 31, 2009. The company believes, based on its current operating plan, that its cash, cash equivalents and short-term investments as of December 31, 2010 will be sufficient to fund its operations through at least the first quarter of 2012.

Financial Guidance for Full Year of 2011
For the full year of 2011, total operating expense is expected to be approximately $78 to $83 million, including non-cash, share-based compensation expense. Non-cash, share-based compensation expense is expected to be approximately $4 million. The projected increase compared to the full year of 2010 primarily relates to expected increases in SG&A expense to support a full year of commercial operations.
Actual financial results for the full year of 2011 could vary based upon many factors, including but not limited to the rate of growth of Silenor sales and the actual cost of commercial activities.
Conference Call Information and Forward-Looking Statements
On Thursday, March 3, 2010, Somaxon will conduct a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to discuss results and highlights of the fourth quarter and full year ended December 31, 2010.
The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-8609 (domestic) or (480) 629-9820 (international), conference call ID 4415379. A telephonic replay will be available for approximately two weeks following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4415379.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercial activities relating to Silenor, prescription trends, the company’s financial status and performance, including its 2011 financial guidance, the expected issuance of a new patent, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
To be added to Somaxon’s e-mail list, please visit http://bit.ly/Somaxon-email-list.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and late-stage product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. Somaxon’s product Silenor, now available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.
Safe Harbor Statement
Somaxon cautions readers that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding commercial activities and plans regarding Silenor, the revenues and the growth of the revenues from sales of Silenor, Somaxon’s and Publicis’ ability to effectively recruit additional sales representatives and the timing thereof, Somaxon’s ability to broaden its business, estimates regarding product prescriptions and returns, and the expected issuance of a new patent are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved.

Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; Somaxon’s reliance on its co-promotion partner, Procter & Gamble, and its contract sales force provider, Publicis, for critical aspects of the commercial sales process for Silenor; the performance of Procter & Gamble and Publicis and their adherence to the terms of their contracts with Somaxon; the ability of Somaxon’s sales management personnel to effectively manage the sales representatives employed by Publicis; Somaxon’s ability to comply with the covenants under the Comerica secured loan agreement; the potential for an event of default under the secured loan agreement, and the corresponding risk of acceleration of repayment and potential foreclosure on the assets pledged to secure the line of credit; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully meet anticipated market demand; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents, including any developments relating to the recent submission of abbreviated new drug applications for generic versions of Silenor 3 mg and 6 mg and related patent litigation; the possible introduction of generic competition of Silenor; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including any patent infringement litigation; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could adversely affect commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Net product sales	$1,344	$—	$1,382	$—
Cost of sales	241	—	244	—

Gross profit	1,103	—	1,138	—

Operating expenses
Selling, general and administrative	16,702	1,081	36,579	10,874
Research and development	625	840	3,566	4,337
License fees	—	—	—	(999)

Total operating expenses	17,327	1,921	40,145	14,212

Loss from operations	(16,224)	(1,921)	(39,007)	(14,212)
Interest and other income	252	4	262	30
Interest and other (expense)	(55)	(2)	(68)	(261)

Net loss	$(16,027)	$(1,919)	$(38,813)	$(14,443)

Basic and diluted net loss per share	$(0.42)	$(0.08)	$(1.16)	$(0.69)
Shares used to calculate net loss per share	38,604	24,138	33,593	20,952

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2010	2009
	(in thousands)

ASSETS
Current assets
Cash and cash equivalents	$21,008	$5,165
Short-term investments	33,809	—
Accounts receivable, net	5,584	—
Inventory	991	—
Other current assets	1,882	409

Total current assets	63,274	5,574
Property and equipment, net	755	777
Intangibles, net	1,102	—
Other assets	—	60

Total assets	$65,131	$6,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,709	$355
Accrued liabilities	5,699	1,815
Deferred revenue	3,459	—

Total current liabilities	10,867	2,170

Total stockholders’ equity	54,264	4,241

Total liabilities and stockholders’ equity	$65,131	$6,411